Exhibit 10.1

Fred Festa Chairman and Chief Executive Officer T +1 410.531.4574 M +1 410.531.4414 E fred.festa@grace.com
W. R. Grace & Co.-Conn. 7500 Grace Drive Columbia, MD 21044

[ ], 20XX

Dear AICP Participant:

I am pleased to announce Grace's Annual Incentive Compensation Plan (AICP) for 20XX. The Annual Incentive Plans at Grace are designed to reward employees for achieving shorter term (annual) objectives, taking into account individual performance.

To determine the aggregate AICP incentive pool, we again will use the same target metrics of Adjusted EBIT and Working Capital Days in the following percentages:

•	75 percent of the aggregate AICP incentive pool (the “Adjusted EBIT Pool”) funding is based on the amount of Grace Adjusted EBIT for the one-year performance period[1]

•
25 percent of the aggregate AICP incentive pool (the “Working Capital Pool”) funding is based on the change in Grace's average Working Capital Days for the three months ending December 31, 20XX from the average Working Capital Days for the three months ending December 31, 20XX2

Metric (weighting)	20XX Plan Target
Adjusted EBIT (75%)	XXX

Net Working Capital 4th Quarter Average (25%)	XXX

This is an important opportunity for us to work across the enterprise and improve our performance on both measures. Each leader has been holding meetings to help employees understand better how they can impact these objectives. Please be sure to attend a meeting or ask so that you can contribute in the most meaningful way.

To that end, we are making an important change to how performance is recognized in the AICP payout. In prior years, in order to generate the maximum payout-200 percent of your targeted award-the company would have to achieve 135 percent of the plan target. The number has been reduced to 120 percent. The possible company payout percent levels are shown below:

Actual Grace Performance vs. 20XX Plan Target[3]	less than 80%	80%	100% (target)	120% or above
Company Payout Percent	-0-	25%	100%	200%

Consistent with our pay for performance philosophy, we try to differentiate higher performance with higher AICP payments. As a result, individual payment amounts may range from 0-3 times the AICP Payout. Your individual payment will be determined based on Grace's overall performance and your individual performance.

As in the past, to be eligible for an award:

•	You must be actively employed at the time AICP payments are delivered in March 20XX;

•
You must have completed your three web-based ethics compliance courses and your online ethics certification by December 31, 20XX. If web-based ethics training is not offered in your region, you must have participated in your scheduled ethics classroom training.

Let's take the time to have the conversations we need throughout the year to beat our goals. We have the talent. We now have the integrated operating structure. Let's work across the enterprise to focus on our goals as one company.

I personally look forward to meeting, speaking and working together with you throughout 20XX, as we strive to achieve these objectives.

Sincerely,

Fred Festa
Chairman and Chief Executive Officer

____________________________________________________________________________________

Aside from the changes listed in this letter, all other features and definitions in the plan remain the same in 20XX. Each metric continues to independently calculated and then combined according to the 75%/25% weighting. The Compensation Committee retains ultimate discretion to adjust the performance objectives or establish or increase the size of the AICP incentive pool. No AICP payments are guaranteed and we do not have a formula for determining actual AICP payments. All payments are subject to approval of the Compensation Committee of the Board of Directors. Grace reserves the right to change or terminate compensation and benefits plans at any time.

1 Calculated as described in Item 7 “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Analysis of Operations” in the Grace 20XX Annual Report on Form 10-K as filed with the Securities and Exchange Commission on XXX.

2 Calculated as described in Item 11 “EXECUTIVE COMPENSATION-Compensation Discussion and Analysis-Compensation Elements-Annual Incentive Compensation” in the Grace 20XX Annual Report on Form 10-K as filed with the Securities and Exchange Commission on XXX.

3 Actual amounts funded to Partial Pools are separately prorated on a straight line basis for performance that falls between 80 percent and 100 percent of the Relevant Target or between 100 percent and 120 percent of the relevant target.